UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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POOL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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POOL CORPORATION
_____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2010 annual meeting of stockholders (the Annual Meeting) of Pool Corporation (the Company, we, us or our) will be held on Tuesday, May 4, 2010, at 9:00 a.m., Central Time, at the Residence Inn, 101 Park Place Boulevard, Covington, Louisiana 70433.

At the Annual Meeting, you will be asked to:

1.	elect the directors named in the attached Proxy Statement to the Board of Directors, each to serve a one-year term or until their successors have been elected and qualified;

2.	ratify the retention of Ernst & Young LLP, certified public accountants, as our independent registered public accounting firm for the 2010 fiscal year; and

3.	consider any other business which may properly arise at the Annual Meeting.

The accompanying Proxy Statement describes the matters being voted on and contains other information relating to Pool Corporation.

The Board of Directors has set March 12, 2010 as the record date for the Annual Meeting.  This means that only record owners of the Company’s common stock at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement of the Annual Meeting.

                By Order of the Board of Directors,

                Jennifer M. Neil
                Corporate Secretary

Covington, Louisiana
March 26, 2010

We urge each stockholder to promptly sign and return the enclosed proxy card or if applicable, to use telephone or internet voting.  See “Frequently Asked Questions Regarding Attendance and Voting” for information about voting by telephone or internet.

POOL CORPORATION

109 Northpark Boulevard
Covington, Louisiana 70433

PROXY STATEMENT

Frequently Asked Questions Regarding Attendance and Voting

Q:  Why am I receiving these materials?

A:  The Board of Directors (the Board) of Pool Corporation (the Company, we, us or our) is providing these proxy materials to you in connection with its solicitation of proxies for use at the 2010 annual meeting of our stockholders (the Annual Meeting). Stockholders at the close of business on March 12, 2010, the record date, are entitled to vote at the Annual Meeting.

Q:  Who may vote?

A:  With respect to the election of directors, each stockholder is entitled to one vote for every share of common stock owned on the record date for each position to be filled.  For all other matters, each stockholder is entitled to one vote on each matter presented for each share of our common stock owned on the record date. On March 12, 2010, there were approximately 49,393,755 shares of our common stock, $0.001 par value, outstanding.  This Proxy Statement is being mailed to stockholders on or about March 26, 2010.

Q:  When and where will the Annual Meeting be held?

A:  The Annual Meeting will be held on Tuesday, May 4, 2010, at 9:00 a.m., Central Time, at the Residence Inn, 101 Park Place Boulevard, Covington, Louisiana 70433.

Q:  How may I obtain directions to the Annual Meeting?

A:  To obtain directions to the Annual Meeting, you may contact Investor Relations at (985) 892-5521.

Q:  What proposals will be voted upon at the Annual Meeting?

A:  There are two proposals scheduled to be voted upon at the Annual Meeting: (1) elect eight directors to the Board of Directors, each to serve a one-year term or until their successors have been elected and qualified and (2) ratify the retention of Ernst &Young LLP as our independent registered public accounting firm for the 2010 fiscal year.  In addition, such other business as may properly come before the Annual Meeting will be considered and voted upon.

Q:  How do I vote?

A:  If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote using the enclosed proxy card.  You can also vote by telephone or the internet.  Voting instructions are provided on the proxy card contained in the proxy materials.

If you are a street name holder (that is, if you hold your shares through a bank, broker or other holder of record), you must vote in accordance with the voting instruction form provided by your bank, broker or other holder of record.  The availability of telephone or internet voting will depend upon your bank’s, broker’s, or other holder of record’s voting process.

If you come to the Annual Meeting, you can, of course, vote in person.  If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.

Q:  How many votes must be represented to hold the Annual Meeting?

A:  In order to carry on the business of the Annual Meeting, a quorum must be present.  This means at least a majority of the outstanding shares eligible to vote must be represented at the Annual Meeting, either by proxy or in person.  If you submit your proxy instructions or if you attend the Annual Meeting in person, your shares will be counted for the purpose of determining a quorum, even if you abstain from voting on some or all matters introduced at the Annual Meeting.  Also, if you hold your shares in street name, your shares will be counted in determining a quorum if your broker, bank or other holder of record votes your shares on any matter.

Q:  How many votes will be required to elect the directors and to ratify the independent registered public accounting firm?

A:  A plurality of the shares voting is required to elect the directors.  This means that the nominees who receive the most votes will be elected.  In counting votes on the election of directors, only votes “for” or “withheld” affect the outcome.  Ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010 will require the affirmative vote of a majority of the shares present or represented at the Annual Meeting and entitled to vote.

Q:  Could other matters be decided at the Annual Meeting?

A:  We are not aware of any matters to be presented other than those described in this Proxy Statement.  However, if any other matters properly arise at the Annual Meeting, the proxy holders designated on the proxy card will vote your proxy as recommended by the Board.

Q:  What happens if I withhold my vote or I vote to abstain?

A:  In the election of directors, you can vote for the eight directors standing for election or you can indicate that you are withholding your vote for any or all of the nominees.  An abstention will have no effect on the outcome of the proposal to elect directors.

Regarding the proposal to ratify the appointment of Ernst &Young LLP as our independent registered public accounting firm for fiscal year 2010, you may vote for or against the proposal or you may abstain from voting.  An abstention will have the same effect as a vote against the proposal.

Q:  What if I do not indicate my vote for one or more of the matters on my proxy card?

A:  If you execute and return your proxy but do not give voting instructions, your shares will be voted as recommended by the Board.  This means that unless your proxy is otherwise marked, properly executed proxies will be voted in favor of the election of each of the director nominees and the ratification of the independent registered public accounting firm for fiscal year 2010.

Q:  What happens if I do not vote my proxy?

A: If you are a holder of record and do not vote shares held in your name, those shares will not be voted.

If you are a street name holder and do not provide voting instructions to your broker, your shares may be voted on any matter your broker has discretionary authority to vote.  Brokers generally have discretionary authority to vote on “routine” matters, but not on “non-routine” matters.  Generally, the election of directors is considered a non-routine matter and ratification of the appointment of the independent registered public accounting firm is considered a routine matter.  On any matter for which your broker does not vote on your behalf, the shares will be treated as “broker non-votes”.

Q:  What are broker non-votes and what effect do they have on the proposals?

A:  Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote the shares on a non-routine proposal.  Broker non-votes will be treated as present for purposes of determining the existence of a quorum at the Annual Meeting.  However, broker non-votes will have no effect on the election of directors or the ratification of the independent registered accounting firm for fiscal year 2010.

Q:  Can I change or revoke my vote?

A:  Yes.  To change or revoke your vote at any time before the shares are voted at the Annual Meeting, you must either:

a)	mail (i) a new proxy card with a later date or (ii) a written revocation addressed to:

Pool Corporation
                Jennifer M. Neil, Corporate Secretary
109 Northpark Boulevard
Covington, LA 70433-5001

or

b)	attend the Annual Meeting and vote in person.

Q:  Who will pay the expenses incurred in connection with the solicitation of my vote?

A: We pay the cost of preparing proxy materials and soliciting your vote.  We will, upon request, reimburse brokers and other nominees for the cost of mailing materials to beneficial owners.  Some of our employees, who will receive no additional compensation, may solicit proxies by telephone, facsimile or electronic mail.  We also pay all Annual Meeting expenses.

Q:  What happens if the Annual Meeting is postponed or adjourned?

A:  Unless a new record date is fixed, your proxy will still be good and may be voted at the postponed or adjourned Annual Meeting.  You will still be able to change or revoke your proxy at any time until it is voted.

Q:  How can stockholders present proposals for inclusion in our proxy materials relating to our 2011 annual meeting?

A:  In order to be considered for inclusion in the proxy materials related to our 2011 annual meeting of stockholders, we must receive stockholders proposals no later than November 26, 2010.  If such proposal is timely received, is in compliance with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 (the Exchange Act), and complies with our Bylaws, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders.

Our Bylaws are filed with the Securities and Exchange Commission, and stockholders should refer to the Bylaws for a complete description of the requirements.  Any stockholders who wish to nominate a director or present a proposal before the 2011 annual meeting must notify the Secretary of the Company no earlier than June 29, 2010, and no later than November 26, 2010.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 4, 2010.  The Company’s Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2009 are available at http://www.poolcorp.com/investors.

ELECTION OF DIRECTORS
(Proposal 1)

General

Our Bylaws provide that the size of our Board shall be fixed from time to time by resolution of the Board and vacancies on the Board may be filled by a majority of the directors then in office.

At the Annual Meeting, eight directors will be elected to serve a one-year term.  Each of the nominees has indicated his intention to serve if elected.  Should any of the director nominees be unable to take office at the Annual Meeting, your shares will be voted in favor of another person or other persons nominated by the Board.  Each director will hold office until his successor has been elected and qualified or until the director’s earlier resignation or removal.

Information about Our Directors

The following information sets forth, as of February 16, 2010, certain information about our directors, all of whom have been nominated for re-election to our Board.  Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

Wilson B. Sexton (73)
Areas of experience include: ▪ Industry Knowledge ▪ Operations ▪ Strategic Planning ▪ Distribution ▪ International

▪ Chairman and Director since 1993
▪ Our Chief Executive Officer from 1999 to 2001
▪ Director of Beacon Roofing Supply, Inc. and Houston Wire and Cable Company
▪ Bachelor of Business Administration, Southern Methodist University
▪ Certified Public Accountant

Andrew W. Code (51)
Areas of experience include: ▪ Finance ▪ Mergers and Acquisitions ▪ Strategic Opportunities ▪ Management

▪ Director since 1993
▪ A founding partner of Code, Hennessy & Simmons, LLC, a Chicago-based private equity firm since 1988
▪ Director of The Hillman Companies, Inc.
▪ Serves as a member of various private, profit and non-profit boards of directors, including the Board of Directors of the University of Iowa Foundation, GAP Community Center and Resource Land Holdings
▪ Previously served as a director of American Reprographics Company
▪ Bachelor of Arts and Master of Business Administration, University of Iowa

James J. Gaffney (69)
Areas of experience include: ▪ Finance ▪ Corporate Governance ▪ Corporate Restructuring ▪ Management

▪ Director since 1998
▪ Chairman of Imperial Sugar Company and director of Beacon Roofing Supply, Inc., Armstrong World Industries, and World Color Press Inc.
▪ From 1997 to 2003, vice chairman of Viking Pacific Holdings, Ltd., chairman of Vermont Investments, Ltd. and provided consulting services to GS Partners II, L.P. and other affiliated investment funds
▪ Serves as a member of various private, profit and non-profit boards of directors, including the St. John’s University Board of Trustees
▪ Previously served as a director of Carmike Cinemas, Inc.
▪ Bachelor of Business Administration, St. John’s University; Master of Business Administration, New York University

George T. Haymaker, Jr. (72)
Areas of experience include: ▪ Strategic Planning ▪ International Operations ▪ Management ▪ Compensation

▪ Director since 2004
▪ Lead director of Hayes Lemmerz International, Inc.
▪ From 2000 to 2007, non-executive chairman of Safelite Group, Inc., and from 2001 to 2006, non-executive chairman of Kaiser Aluminum Corporation
▪ Serves as a member of various private, profit and non-profit boards of directors, including 360 Networks Corporation, the strategic advisory board of Genstar Capital, and International Aluminum Corporation
▪ Previously served as a director of Flowserve Corporation and from 1993 to 1999, served as chief executive officer and director of Kaiser Aluminum Corporation
▪ Bachelor of Science, Massachusetts Institute of Technology; Masters of Business Administration, University of Southern California; Masters of Science – Industrial Management, Massachusetts Institute of Technology

Manuel J. Perez de la Mesa (52)
Areas of experience include: ▪ Management ▪ Strategic Planning ▪ International Operations ▪ Finance ▪ Industry Knowledge

▪ Director since 2001
▪ Our Chief Executive Officer since 2001
▪ Our President since 1999
▪ Our Chief Operating Officer from 1999 to 2001
▪ Director of American Reprographics Company
▪ Serves as a member of various private, profit and non-profit boards, including the United States Chamber of Commerce
▪ Previous general, financial and operations management experience with Watsco, Inc. from 1994 to 1999, Fresh Del Monte Produce B.V. from 1987 to 1994, International Business Machines Corp. from 1982 to 1987, and Sea-Land Service Inc./R.J. Reynolds, Inc. from 1977 to 1982
▪ Bachelor of Business Administration, Florida International University; Masters of Business Administration, St. John’s University

Harlan F. Seymour (60)
Areas of experience include: ▪ Strategic Planning ▪ Business Development ▪ Operations ▪ Information Technology ▪ Finance

▪ Director since 2003
▪ Chairman of ACI Worldwide, Inc. (ACI), a global provider of software for electronic payments and electronic commerce
▪ Serves as a member of various private, profit and non-profit boards of directors, including Payformance Corp., an electronic health care claims and settlement solution company, Infrastructure Management Group, Inc., an international advisory firm providing management and financial consulting, and the advisory board of Calvert Street Capital Partners, a private equity firm
▪ From 2001 to present, conducted personal investments and business advisory services through HFS LLC
▪ Previously served as a director and executive vice president of ENVOY Corporation, a publicly traded provider of EDI and transaction processing services for the health care market from 1997 to 1999
▪ Bachelor of Arts, University of Missouri; Masters of Business Administration, Keller Graduate School of Management

Robert C. Sledd (57)
Areas of expertise include: ▪ Finance ▪ Operations ▪ Marketing ▪ Business Development ▪ Strategic Planning

▪ Director since 1996
▪ Governor’s Senior Economic Advisor, State of Virginia from January 2010 to present and managing partner of Pinnacle Ventures, LLC, a venture capital firm, and Sledd Properties, LLC, an investment company from 2001 to present
▪ Director of Owens and Minor Inc. and Universal Corporation
▪ Chairman of Performance Food Group Company (PFG), a foodservice distribution company, from 1995 to 2008 and director from 1987 to 2008
▪ Chief Executive Officer of PFG from 1987 to 2001 and from 2004 to 2006
▪ Bachelor of Science, Business Administration, University of Tennessee

John E. Stokely (57)
Areas of expertise include: ▪ Finance ▪ Management ▪ Operations ▪ Corporate Governance ▪ Distribution

▪ Director since 2000
▪ Our Lead Independent Director
▪ Director of Imperial Sugar Company and ACI
▪ Serves as a member of various private, profit and non-profit boards of directors, including AMF Bowling Centers, Inc.
▪ From 1996 to 1999, President, Chief Executive Officer and Chairman of Richfood Holdings, Inc.
▪ Previously served as a director of O’Charley’s Inc. and PFG
▪ Bachelor of Arts, University of Tennessee

The Board of Directors unanimously recommends that the stockholders vote FOR the election of the nominees.

Our Nominating and Corporate Governance Committee recommended to our full Board of Directors the foregoing nominees, and our Board has nominated them for election by our stockholders.  At least annually, our Nominating and Corporate Governance Committee evaluates the effectiveness of the operation of our Board and Board committees and reviews the appropriateness of the composition and size of our Board and Board committees.  In considering potential nominees, our Nominating and Corporate Governance Committee looks for persons with the highest personal and professional ethics, integrity and values, who can commit themselves to representing the long-term interests of our stockholders.  Nominees must also have an inquisitive and objective perspective, practical wisdom and mature judgment.  Nominees must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on our Board for an extended period of time.  In reviewing the composition of our Board and potential nominees, our Nominating and Corporate Governance Committee also considers the director independence and committee requirements of The NASDAQ Stock Market LLC listing rules and all legal requirements.  Our Board seeks independent directors with a broad diversity of experience, professions, skills, geographic representation and backgrounds that will enhance the quality of the Board’s deliberations and decisions.  Our Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Prospective nominees are not discriminated against on the basis of age, race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Our Nominating and Corporate Governance Committee and Board believe the nominees fulfill the criteria described above.  In addition, three-fourths of the nominees are independent, and each member of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Strategic Planning Committee are independent directors.  Three of the four members of our Audit Committee are “financial experts,” as defined by Securities and Exchange Commission rules.  In addition to these attributes, each of the nominees has a strong and unique background and experience which led our Nominating and Corporate Governance Committee and Board to conclude that he should serve as a director of our Company.  These qualifications are described individually for each nominee in the table above.  Our Company has grown rapidly through internal growth and acquisitions to become the world’s largest wholesale distributor of swimming pool supplies, equipment and related leisure products, operating in 38 U.S. states and 7 foreign countries.  Accordingly, our nominees have experience in a variety of areas important to our Company, such as managing and overseeing the management of large public and private companies, corporate governance and executive compensation, strategic planning, mergers and acquisitions, financing growing businesses, international operations, information technology and marketing, and experience in our industry.  Our Nominating and Corporate Governance Committee and Board believe that these nominees together provide us with the range and depth of experience and capabilities needed to oversee the management of our Company.

Other Information about the Board of Directors

Director Attendance at Meetings

Our Board held seven meetings in the 2009 fiscal year.  As stated in our Corporate Governance Guidelines, we expect directors to attend Board meetings and meetings of the Board committees on which they serve.  In the 2009 fiscal year, each of our directors attended 75% or more of both the total number of Board meetings and the meetings of the Board committees on which he served.  We encourage each member of our Board to attend the Annual Meeting.  All of our directors attended the 2009 Annual Meeting.

Director Independence

To be considered independent under the listing standards of The NASDAQ Stock Market LLC listing rules, directors must be free from any relationship with management or the Company, which, in the opinion of the Board, would interfere with the exercise of independent judgment.  The Board has determined that each member of the Board, other than Mr. Perez de la Mesa and Mr. Sexton, meets the definition of an independent director as defined by Rule 5605(a)(2) of The NASDAQ Stock Market LLC listing rules.  The Board’s independent directors regularly meet in executive session (without management present) at each Board and committee meeting.

Board Leadership Structure and Lead Independent Director

Our Board has designated a Lead Independent Director.  The Lead Independent Director is elected by the Board.  The responsibilities of this position include the following:

▪	preside at any meetings of the Board’s independent directors;
▪	assign tasks to the Board’s committees; and
▪	perform such other functions as the Board may direct, including recommending agenda items for Board meetings.

Mr. John E. Stokely currently serves as the Board’s Lead Independent Director.  We believe that this leadership structure is appropriate for our Company because the positions of chief executive officer and chairman of the board are presently held by two non-independent individuals.

Board’s Role in Risk Oversight

Our employees, managers and officers conduct our business under the direction of our chief executive officer and the oversight of our Board, to enhance our long-term value for our shareholders.  The core responsibility of our Board is to exercise its fiduciary duty to act in the best interest of our Company and our shareholders.  In discharging this obligation, our Board and committees perform a number of specific functions, including risk assessment, review and oversight.  Our Board’s goal is to have systems and processes in place to bring to its attention the material risks facing our Company and to permit the Board to effectively oversee the management of these risks.  As reflected in our Code of Business Conduct and Ethics, our Board seeks to establish a “tone at the top” communicating our Board’s strong commitment to ethical behavior and compliance with the law.  In furtherance of these goals, our Board regularly includes agenda items at its meetings relating to its risk oversight obligations and meets with various members of management on a range of topics, including corporate governance and regulatory obligations, disaster recovery and business continuity planning, succession planning, safety and risk management, insurance, and operations.  Our Board also sets and regularly reviews quantitative and qualitative authority levels for management.  Further, our Board oversees the strategic direction of our Company, and in doing so considers the potential rewards and risks of our Company’s business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals.

While risk oversight is a full Board responsibility, we also empower our various Board committees to address risk oversight in their respective areas and regularly report on their activities to our full Board. For example, our Strategic Planning Committee routinely reviews with management external and internal risks that may impact our strategic goals, our Compensation Committee assesses risks related to compensation and our Audit Committee regularly reviews our disclosure controls and procedures and internal control over financial reporting, our Code of Business Conduct and Ethics, and other legal and regulatory matters affecting our Company, including compliance policies.  Our Audit Committee also discusses our major financial risk exposures and steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies.  Our Director of Internal Audit reports to and regularly meets in executive session with our Audit Committee.

Access to Management and Employees

Directors have full and unrestricted access to our management and employees.  Additionally, key members of management attend Board meetings from time to time to present information about the results, plans and operations within their areas of responsibility.

Communications with the Board

Stockholders and other interested parties may communicate with the members of our Board by mail addressed to the full Board, a specific member of the Board or to a particular committee of the Board at 109 Northpark Boulevard, Covington, Louisiana 70433.  Communications are distributed to the Board, or to a specific member of the Board, as appropriate, depending on the facts and circumstances outlined in the communication.  In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board be excluded, such as junk mail, mass mailings, resumes and other forms of job inquiries and business solicitations or advertisements.  In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable may be excluded.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our employees, officers (including our principal executive officer, principal financial officer and principal accounting officer) and directors.  Our Code of Business Conduct and Ethics is posted on our website at www.poolcorp.com and can also be obtained free of charge by sending a request to our Corporate Secretary at 109 Northpark Boulevard, Covington, Louisiana 70433.  Pursuant to Regulation S-K of the Securities Act, we intend to satisfy the disclosure requirement regarding an amendment to, or a waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website.

Board Committees

Board committees work on key issues in greater detail than would be possible at full Board meetings.  The Board has appointed four standing committees:  the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Strategic Planning Committee.  These Board committees consist entirely of independent directors and operate under written charters, which set forth the committees’ authorities and responsibilities.  Written charters are posted on our website at www.poolcorp.com.

The following table shows the membership of each of our Board committees and the number of meetings each committee held during the 2009 fiscal year.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Strategic Planning Committee
Andrew W. Code		√
James J. Gaffney	√		Chair
George T. Haymaker		Chair		√
Harlan F. Seymour	√		√	Chair
Robert C. Sledd	√	√
John E. Stokely	Chair		√
2009 meetings	9	6	3	6

A brief description of our Board committees and certain of their principal functions are outlined in the following sections.  These descriptions are qualified in their entirety by the full text of the Board committee charters.

Audit Committee

The Audit Committee assists the Board in monitoring:

▪	management’s process for ensuring the integrity of our financial statements;
▪	the independent registered public accounting firm’s qualifications and independence;
▪	the performance of our internal audit function and independent registered public accounting firm; and
▪	management’s process for ensuring our compliance with legal and regulatory requirements.

The Board has determined that each Audit Committee member meets the requirements for independence, experience and expertise, including financial literacy, as set forth in the applicable SEC and NASDAQ rules.  The Board has further determined that Mr. Stokely, Mr. Gaffney and Mr. Sledd are “financial experts” as defined in the SEC rules.

Compensation Committee

The Compensation Committee makes recommendations to the Board regarding the compensation of our officers and our compensation policies and practices.  From time to time, the Compensation Committee engages an outside compensation consultant to provide an independent analysis of our executive and director compensation programs.  The Compensation Committee retained Lyons, Benenson & Company, Inc. (Lyons) to review and advise on the composition of our 2008 peer group and our senior management compensation structure.  Lyons does not provide us with any other consulting services.  The Committee did not retain Lyons to review our 2009 executive compensation because the structure did not differ materially from our 2008 executive compensation.  For more information regarding the processes used by the Compensation Committee to determine executive compensation, see the section titled “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s primary purpose is to provide oversight on a broad range of issues surrounding the composition of the Board, including:

▪	identifying individuals qualified to become Board members;
▪	recommending to the Board director nominees for the next annual meeting of stockholders;
▪	assisting the Board in committee member selection;
▪	evaluating the overall effectiveness of the Board and committees of the Board; and
▪	reviewing and considering corporate governance practices.

The Nominating and Corporate Governance Committee has the authority to recommend to the Board candidates for Board membership.  Stockholders may also make recommendations for director nominations by sending a letter to the Nominating and Corporate Governance Committee in care of our Corporate Secretary at 109 Northpark Boulevard, Covington, Louisiana 70433.  Stockholders making nominations must also comply with the notice procedures set forth in our Bylaws.  The Nominating and Corporate Governance Committee evaluates such candidates in the same manner as other candidates.

Strategic Planning Committee

The Strategic Planning Committee assists senior management in the analysis and preparation of our strategic plan, and then reports and makes recommendations regarding our strategic plan to the Board.  Our strategic planning process involves defining the Company’s strategy and making decisions on allocating resources, including capital and people, to pursue this strategy.  Our strategic plan incorporates specific goals for growth and business development over the next three to five years, which we update and review with the Board periodically.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, George T. Haymaker, Jr., Andrew W. Code and Robert C. Sledd served on the Compensation Committee and none of them served at any time as officers or employees of the Company or any of its subsidiaries.  None of our executive officers served in the last fiscal year as a member of the board of directors or compensation committee of another entity, one of whose executive officers served as a member of our Board or Compensation Committee.

Information about Our Executive Officers

The following table presents, as of February 16, 2010, certain information about our 2009 executive officers (other than Mr. Perez de la Mesa who appears in the preceding table).  We expect that each of these officers will remain in his or her current position following the Annual Meeting.

Name and age	Positions and recent business experience
A. David Cook (54)	Group Vice President
	▪ ▪ ▪	Group Vice President since 2007 Vice President from 1997 to 2007 Director of National Sales Development of our principal operating subsidiary from 1993 to 1997
Mark W. Joslin (50)	Vice President, Chief Financial Officer
▪ ▪ ▪
Vice President, Chief Financial Officer since 2004
Vice President of Corporate Development of Eastman Chemical Company (Eastman) from 2002 to 2004
Vice President and Controller of Eastman from 1999 to 2002

Kenneth G. St. Romain (47)	Group Vice President
	▪ ▪ ▪	Group Vice President since 2007 General Manager from 2001 to 2007 Regional Manager from 1987 to 2001
Stephen C. Nelson (63)	Vice President
	▪ ▪	Vice President since 2002 General Manager from 1998 to 2006
Jennifer M. Neil (36)	General Counsel, Secretary
	▪ ▪	General Counsel since 2003 Secretary since 2005
Melanie M. Housey (37)	Corporate Controller, Chief Accounting Officer
▪ ▪ ▪ ▪
Chief Accounting Officer since 2008
Corporate Controller since 2007
Senior Director of Corporate Accounting from 2006 to 2007
Ernst & Young LLP, Manager from 1999 to 2002 and Senior Manager from 2002 to 2006

PRINCIPAL STOCKHOLDERS

In accordance with Rule 13d-3 under the Exchange Act, the table below sets forth, as of February 23, 2010, certain information regarding beneficial ownership of Common Stock by (i) each of the executive officers listed in the Summary Compensation Table included in “Executive Compensation” (Named Executive Officers), (ii) each of our directors, (iii) all of our directors and executive officers as a group and (iv) each stockholder known by us to be the beneficial owner of more than 5% of our outstanding Common Stock.  Based on information furnished to us by such stockholders, unless otherwise indicated, all shares indicated as beneficially owned are held with sole voting and investment power.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Outstanding Common Stock
Wilson B. Sexton	836,593	(1)	2%
Andrew W. Code	182,499	(2)	*
James J. Gaffney	86,008	(3)	*
George T. Haymaker, Jr.	45,102	(4)	*
Manuel J. Perez de la Mesa	1,284,273	(5)	3%
Harlan F. Seymour	72,671	(6)	*
Robert C. Sledd	210,558	(7)	*
John E. Stokely	123,859	(8)	*
A. David Cook	265,927	(9)	*
Mark W. Joslin	89,539	(10)	*
Stephen C. Nelson	97,657	(11)	*
Kenneth G. St. Romain	160,055	(12)	*
Baillie Gifford & Co.	5,905,669	(13)	12%
BlackRock, Inc.	3,609,296	(14)	7%
Columbia Wanger Asset Management, L.P.	3,332,500	(15)	7%
T. Rowe Price Associates, Inc.	2,945,141	(16)	6%
Wellington Management Company, LLP	2,797,005	(17)	6%
All executive officers and directors as a group (14 persons)	3,467,078	(18)	7%
       _______________
       *           Less than one percent.

1.
Includes (i) 122,679 shares that may be acquired upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 24, 2010 all of which are held by a trust for which Mr. Sexton serves as trustee; (ii) 39,000 shares held directly by a charitable foundation over which Mr. Sexton has voting and investment power with respect to such shares; and (iii) 664,217 shares held by a trust for which Mr. Sexton serves as trustee and of which 364,414 shares are pledged as security.

2.
Includes (i) 28,285 shares that Mr. Code has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 24, 2010; (ii) 42,231 shares held directly by a charitable foundation of which Mr. Code is a director, president and the sole member (although neither Mr. Code nor any members of his immediate family have a pecuniary interest in such shares); (iii) 3,170 shares held by CHS Management Limited Partnership, of which Mr. Code is a partner; and (iv) 100,000 shares held by a family trust for which Mr. Code serves as co-trustee.

3.
Includes 38,875 shares that Mr. Gaffney has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 24, 2010.

4.
Includes 29,750 shares that Mr. Haymaker has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 24, 2010.

5.
Includes 598,125 shares that Mr. Perez de la Mesa has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 24, 2010.  Also includes 14,030 shares beneficially owned by Mr. Perez de la Mesa’s wife and children and 635,501 shares held by an irrevocable trust for which Mr. Perez de la Mesa is the beneficiary and has voting power.

6.
Includes 62,993 shares that Mr. Seymour has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 24, 2010.

7.
Includes 147,779 shares that Mr. Sledd has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 24, 2010.  Also includes 62,779 shares that are pledged as security.

8.
Includes 110,806 shares that Mr. Stokely has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 24, 2010.

9.
Includes 150,000 shares that Mr. Cook has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 24, 2010.  Also includes 22,000 shares that are pledged as security and 1,701 shares beneficially owned by Mr. Cook’s wife.

10.	Includes 45,000 shares that Mr. Joslin has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 24, 2010.

11.
Includes (i) 68,250 shares that Mr. Nelson has the right to acquire upon exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 24, 2010; (ii) 544 shares held by Mr. Nelson’s daughter; (iii) 84 shares held by Mr. Nelson’s grandson; (iv) 500 shares which are held by a family trust over which Mr. Nelson serves as co-trustee; and (v) 9,437 shares held by a family trust, over which Mr. Nelson serves as a co-trustee and of which his wife is a beneficiary.

12.
Includes 60,188 shares that Mr. St. Romain has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 24, 2010.

13.
Based upon such holder’s Schedule 13G/A filed with the SEC on February 8, 2010.  As investment advisor, Baillie Gifford & Co., (Baillie) has sole voting power over 5,408,420 of the shares and sole dispositive power with respect to all shares.  The shares reported herein are held by Baillie and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients.  The business address of Baillie is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK.

14.
Based upon such holder’s Schedule 13G filed with the SEC on January 29, 2010.  BlackRock, Inc. has sole voting power and sole dispositive power with respect to the shares.  The business address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

15.
Based upon such holder’s Schedule 13G/A filed with the SEC on February 11, 2010.  As investment advisor, Columbia Wanger Asset Management, L.P. (Columbia) has sole voting power over 3,172,500 shares and sole dispositive power with respect to all shares.  The shares reported herein include the shares held by Columbia Acorn Trust (CAT), a Massachusetts business trust that is advised by Columbia.  CAT holds 5.36% of our outstanding Common Stock.  The business address of Columbia is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

16.
Based upon such holder’s Schedule 13G/A filed with the SEC on February 12, 2010.  These securities are owned by various individual and institutional investors, for which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities.  Price Associates has sole voting power over 959,119 of the shares and sole dispositive power with respect to all shares.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is considered to be the beneficial owner of these securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.  The business address of Price Associates is 100 East Pratt Street, Baltimore, Maryland 21202.

17.
Based upon such holder’s Schedule 13G filed with the SEC on February 12, 2010.  Wellington Management Company, LLP (Wellington) has shared voting power over 2,234,317 and shared dispositive power with respect to all shares.  Wellington, in its capacity as investment adviser, may be deemed to beneficially own all shares, which are held of record by clients of Wellington.  The business address of Wellington is 75 State Street, Boston, Massachusetts 02109.

18.
Includes 1,466,980 shares that such persons have the right to receive upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 24, 2010.  Also includes 1,409,655 shares held in family trusts, 81,231 shares held in charitable foundations and 16,359 shares held by family members of such persons.

EQUITY COMPENSATION PLAN INFORMATION

For a complete description of the Company’s equity compensation plans, see Note 7 to the Company’s 2009 Annual Report on Form 10-K/A, which is incorporated herein by reference.

The following table provides information about shares of Common Stock that may be issued under all of the Company’s existing equity compensation plans as of December 31, 2009.

Plan category	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of shares of Common Stock remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders
2007 Long-Term Incentive Plan (2007 LTIP)	1,628,146	22.35	3,512,613	(1)
2002 Long-Term Incentive Plan (2002 LTIP)	2,130,264	26.10	-
1998 Stock Option Plan (1998 Plan)	1,354,229	10.05	-
Employee Stock Purchase Plan	-	-	332,436
Non-Employee Directors Equity Incentive Plan	353,516	20.22	-
Equity compensation plans not approved by stockholders	-	-	-
TOTAL	5,466,155	20.62	3,845,049

      1.  Includes 1,025,759 shares that may be issued as restricted stock

As of December 31, 2009, the weighted-average remaining contractual term of outstanding stock options is approximately 4.91 years. Of the outstanding options, 3,222,560 are vested and exercisable and these shares have a weighted-average exercise price of approximately $16.54 per share.  The 2,243,595 unvested options have a weighted-average exercise price of approximately $26.48 per share.

Our Compensation Committee assesses risks associated with our compensation policies and practices and we do not believe that we utilize compensation policies or practices that are reasonably likely to have a material adverse effect on our Company.  While risk-taking is a necessary part of growing a business, our compensation philosophy, as discussed below, is focused on aligning compensation with the long-term interests of our shareholders as opposed to rewarding short-term management decisions that could pose long-term risks.  For example, our annual cash incentive is capped, our share ownership guidelines require named executive officers to hold Company stock, and our equity-based long-term incentive compensation vests over a period of three to five years.  Moreover, equity grants are made annually, so executives always have unvested awards that could decrease significantly in value if our business is not managed for the long term.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Committee (the Committee) is comprised solely of independent directors within the meaning of applicable Securities and Exchange Commission and The NASDAQ Stock Market LLC listing rules.  The Committee’s responsibilities and duties are outlined in detail in our Compensation Committee charter, which is available on our website at www.poolcorp.com.  Pursuant to the charter, the Committee is responsible for oversight of our executive compensation and makes recommendations to the entire Board with respect to director compensation, incentive compensation plans for senior management and equity-based plans for all employees.  The Committee has full and final authority in connection with the administration of our stock plans and in its sole discretion, may grant options and make awards of shares under such plans.

The Committee has three regularly scheduled meetings each year and meets at other times as necessary.  At its Winter meeting, typically held in February, the Committee’s agenda generally includes review and discussion of the following:

▪	compensation, benefits, performance and corporate goals and objectives of executive officers and senior managers;
▪	our Compensation Discussion and Analysis;
▪	the Committee’s Compensation Report;
▪	the Committee’s composition, independence and self-evaluation results;
▪	non-employee director compensation;
▪	our incentive compensation plans and equity-based plans;
▪	equity grants;
▪	new compensation related rules and pronouncements; and
▪	other items and organizational duties that may arise.

At its Summer meeting, typically held in August, the Committee’s agenda generally includes review and discussion of the following:

▪	organizational planning and development of senior management, including succession planning;
▪	equity grants, if any; and
▪	other items and organizational duties that may arise.

At its Fall meeting, typically held in October or November, the Committee’s agenda generally includes review and discussion of the following:

▪	the Committee’s Charter;
▪	equity grants, if any;
▪	an initial draft of our Compensation Discussion and Analysis;
▪	new compensation related rules and pronouncements;
▪	the Committee’s self-evaluation process; and
▪	other items and organizational duties that may arise.

The Committee has the authority to engage the services of outside advisers, experts and others to aid it.  Specifically, the Committee may periodically retain compensation consultants to review the overall structure and design of our compensation programs and their suitability in meeting our compensation objectives.  In addition, when changes to specific compensation programs are considered, the Committee may use an outside consultant to review the design and suitability of that specific program.

Historically, the Committee has engaged Lyons, Benenson & Company, Inc. (Lyons) to review and comment upon director and senior management compensation.  In 2007, the Committee retained Lyons to examine our director compensation program.  Lyons reported directly to the Committee Chairman and was advised by the Committee to compare our director compensation program against our peer group as well as the broader market for directors at companies similar in size.  The Committee then requested that Lyons provide advice on the competitiveness of our director compensation program and recommend any changes.  Based on Lyons’ recommendations, the Committee recommended to our Board that our director compensation program be revised and in May 2007, the program was revised.  See “Director Compensation” below.

Lyons further reviewed and provided advice on the composition of our 2008 peer group and our senior management compensation structure, which the Committee relied upon in setting our 2008 executive compensation.  Lyons’ analysis, which was presented to the Committee Chairman for the Committee’s consideration, included review of publicly available proxy data for the peer group as well as its proprietary survey data.  The Committee did not retain Lyons to review our 2009 executive compensation because the structure did not differ materially from our 2008 executive compensation.

Additionally, with regard to executive compensation, the Committee relies upon data, analysis and recommendations from our CEO.  The Company assists the Committee with developing the peer group analysis and the CEO provides recommendations with respect to potential senior management compensation.  The Committee reviews such recommendations, but ultimately uses its collective judgment to determine senior management compensation.  The CEO does not provide recommendations for his own compensation as the Committee independently determines and approves his compensation.  Although the CEO attends Committee meetings at which executive compensation matters are considered, he is not present when the Committee deliberates or votes on his compensation.

Compensation Philosophy

Our senior management compensation philosophy is that total compensation should be targeted to be “at market” overall, should vary with our performance in achieving financial and non-financial objectives, should be tied to individual and group performance and that any long-term incentive compensation should be closely aligned with shareholders’ interests. We believe that at-risk compensation should rise as an employee’s responsibility increases. Our strategic compensation design priorities emphasize our philosophy and are as follows:

▪	pay-for-performance;
▪	cost management;
▪	alignment with shareholders’ interests;
▪	internal equity among employees;
▪	employee retention; and
▪	continued focus on effective corporate governance.

The Committee determines “market” compensation through a process that includes a review of our executive compensation programs and practices and an analysis of all executive compensation elements. The Committee generally compares these compensation components individually and in the aggregate to the compensation of the top five most highly compensated executive officers of companies it uses as its senior management “peer group” (the peer group is sometimes referred to as the “market”) as published in their proxy statements.  The peer group consists of a cross-industry subset of National Association of Wholesale Distributors, all of which are publicly traded companies considered to be in a size range (based on revenue, market capitalization and EBITDA) that individually and in the aggregate are comparable to us.  The Committee reviews the total annual compensation opportunity that each executive could potentially receive and, for perspective, reviews previous years’ compensation value for executives and the relationship to other employees at the Company.

Our 2009 peer group consisted of the following:

▪ A.M. Castle & Co.	▪ Central Garden and Pet Company
▪ Anixter International, Inc.	▪ Interline Brands, Inc.
▪ Applied Industrial Technologies, Inc.	▪ MSC Industrial Direct Company Inc.
▪ Barnes Group Inc.	▪ PSS World Medical, Inc.
▪ Beacon Roofing Supply, Inc.	▪ Watsco, Inc.

Based upon the Committee’s review of the market data for our peer group, the Committee believes that individually and as a group, 2009 senior management compensation continues to be below market levels, due primarily to low base salaries coupled with weak market conditions and the performance metrics established for our incentive plans, which remain aggressive in light of those conditions.

In 2008, the Committee implemented a new Strategic Plan Incentive Program (SPIP), replacing the program which had previously been in place.  The objective of the SPIP is to add an intermediate term cash incentive opportunity, which would increase the total cash compensation opportunity to levels competitive with and potentially higher than our peer group.  The original SPIP was designed to pay out initially at the beginning of 2010 based on compound annual increases in diluted EPS relative to the base year diluted EPS for 2007.  However, no pay out was earned or paid for this period.  Subsequent pay outs, if any, are based on improvement in EPS growth over a three year performance period.

Due to prolonged market weakness, we do not expect significant payouts under the SPIP in at least the first three year performance period, which will end December 31, 2010.  Consequently, the negative impact of the challenging market conditions and our aggressive performance metrics have resulted in our delivered cash compensation for executive officers being below market in 2009, as was the case in 2008 and prior years.  Based on the risk that this trend will continue in 2010 and the negative impact our stock price has had on the value of our stock option grants in recent years, the Committee reevaluated risks associated with attracting, retaining and motivating senior management.

While these risks are and should be of concern, the Committee believes that the fundamental philosophy of emphasizing pay-for-performance is the right one for Pool Corporation, and that our programs as currently designed (Base Salary, Annual Bonus, SPIP and Equity Grants) can provide competitive or superior total compensation for senior management compared to our peer group given a reasonable economic environment.

Objectives

Our compensation objective is to link compensation to continuous improvements in corporate performance and increases in shareholder value. This objective applies to all employees, with a more significant level of at-risk compensation as an employee’s responsibility increases. Our executive compensation program goals are as follows:

▪
set pay levels that are necessary to attract, retain and motivate highly qualified executives considering the overall market competitiveness for executive talent while balancing the relationship between total shareholder return and direct compensation;

▪	align executive pay with shareholders’ interests;
▪	recognize superior individual and group performance;
▪
balance short-term and long-term compensation to complement our annual and long-term business objectives and strategies and encourage the fulfillment of our objectives and strategies through executive performance; and

▪	encourage equity participation by executives.

Implications

To achieve our objectives, we use a variety of equity and non-equity and short-term and long-term compensation components.  In determining the proper mix among these components, we try to balance our short-term objectives with our long-term strategic growth objectives while enabling us to recruit and retain talent and create long-term value for both executives and shareholders.

Compensation Components

The Committee determines each compensation component’s weight, considering the peer group levels for total delivered compensation, total cash compensation and amounts “at-risk” and “fixed”.

The primary components of annual pay to our executive officers are as follows:

▪	base salary;
▪	annual cash incentive (bonus);
▪	long-term equity incentive (stock options and restricted shares);
▪	long-term non-equity incentive (SPIP); and
▪	benefits.

As discussed in “Compensation Philosophy” above, we believe that employees at senior levels should have a larger proportion of total compensation delivered through pay-for-performance cash incentives and long-term equity compensation; as a result, their compensation will be more significantly correlated, both upward and downward, to our financial and stock price performance. Because of this correlation, the Committee believes its executives have more “compensation risk” than its peer group’s executives. Each compensation component is discussed in more detail below.  Also, see the narrative description preceding the Summary Compensation Table and the footnotes to the Summary Compensation Table for additional discussion of cash compensation.

Base Salary
(Summary Compensation Table, Column 3)

Salaries provide executives with a base level of income and help achieve the objectives outlined above by attracting and retaining strong talent.  We target total executive compensation and total cash compensation at the peer group’s median compensation.  However, our base salary is more conservative and thus consistent with our overall philosophy of at-risk or pay-for-performance.  We compare executive base salary with other employees’ compensation for internal pay equity purposes.  In determining an executive’s base salary, the Committee reviews Company and individual performance information and peer group executive compensation information derived from publicly available information, adjusted to exclude one position at a peer group company that is not directly comparative to any position within our Named Executive Officer group.  Due to the global financial and credit crisis and the resulting unprecedented challenges it has presented to our industry, in 2009 the Committee froze salaries at 2008 levels for executive officers.

With the exception of Mr. Perez de la Mesa and Mr. Cook, our Named Executive Officers’ 2009 base salaries are within 10% of each other.  Mr. Perez de la Mesa, as our Chief Executive Officer, received additional base salary as compared to our other Named Executive Officers in recognition of his substantially greater responsibilities.  Mr. Perez de la Mesa’s duties and responsibilities encompass all aspects of our management and operations and are greater in scope and collectively more significant in nature than those of any other Named Executive Officer.  Mr. Cook received greater base salary as compared to the other remaining Named Executive Officers due to his experience and tenure with the Company and the pool industry and the breadth of his responsibilities.

Annual Cash Incentive
(Summary Compensation Table, Column 4)
(Grants of Plan-Based Awards, Columns 3-4)

We use an annual cash incentive (annual bonus) to focus corporate behavior on short-term goals for growth, financial performance and other specific financial and business improvement metrics.  We offer executives the opportunity to earn goal-oriented awards that are responsive to changing internal and external business conditions from year to year. Each year, objectives are set for the Company, our business units and individual executives against which actual performance is later measured. At the year’s first Committee meeting, which is generally held in February, the Committee approves annual bonus payments for the prior year’s performance and reviews and approves goals for each Named Executive Officer for the current year. Annual bonus payments, if any, are normally made in February after the end of the performance period in which the bonuses were earned.

In 2009, the annual bonus calculation for Mr. Perez de la Mesa and the other Named Executive Officers contained the following two objective performance criteria categories:

▪	specific Company financial measures; and
▪	certain business objectives.

The table below details various compensation opportunities available to each of our Named Executive Officers under various performance scenarios. The extent to which objectives are achieved determines the incentive earned.  In 2009, the potential annual bonus for our Named Executive Officers was increased from 100% to 200% of base salary in the case of Mr. Perez de la Mesa and from 100% to 150% in the case of the other Named Executive Officers.

Annual Cash Incentive (expressed as a percentage of base salary)

	Diluted Earning per Share (1)						Operational Cash Flow (2)			Other Specific Business	Maximum
	$1.07	$1.17	$1.22	$1.27	$1.32	$1.37	$36.5M	$45.7 M	$54.8M	Objectives (3)	Opportunity
Mr. Perez de la Mesa	15%	30%	45%	60%	100%	140%	0%	10%	30%	30%	200%
Mr. Joslin	12.5	25	N/A	50	75	100	0%	5%	10%	40	150
Mr. Cook	12.5	25	37.5	50	75	100	N/A	N/A	N/A	50	150
Mr. St. Romain	6.25	12.5	18.75	25	50	75	N/A	N/A	N/A	75	150
Mr. Nelson	12.5	25	37.5	50	75	100	N/A	N/A	N/A	50	150

1.	Based on our diluted earnings per share for the year ended December 31, 2009, with pro-forma adjustments deemed appropriate by the Committee.

2.	Based on our net cash provided by operating activities for the year ended December 31, 2009, with pro-forma adjustments deemed appropriate by the Committee.

3.
Each executive’s respective business objectives reflect operational improvements related to their specific responsibilities.   Certain subjective business objectives, such as organization planning and development or strategic plan coordination, are also subject to the diluted earnings per share overlay set forth in the table above.

Each Named Executive Officer’s “Other Specific Business Objectives” are described below.  If the diluted earnings per share threshold is not achieved and the earnings per share overlay eliminates the portion of the bonus subject to the overlay, the Committee may nevertheless allow discretionary adjustments and award an amount for performance related to an objective or otherwise based on an individual’s exceptional performance; but total payouts cannot exceed the overall cap of 200% of base salary in the case of Mr. Perez de la Mesa or 150% in the case of the other Named Executive Officers.

Mr. Perez de la Mesa’s business objectives relate to the following:
▪	return on total assets (10%);
▪	organization planning and development (10%); and
▪	strategic plan development and execution (10%).

Mr. Joslin’s business objectives relate to the following:
▪	treasury management (20%);
▪	credit and collections (10%); and
▪	cost reductions (10%).

Mr. Cook’s business objectives relate to the following:
▪	gross margin objectives (10%);
▪	gross profit objectives (30%);
▪	sales objectives (5%); and
▪	strategic sourcing objectives (5%).

Mr. St. Romain’s business objectives relate to the following:
▪	group operating profit (40%);
▪	gross margin objectives (10%);
▪	organization planning and development (5%);
▪	inventory related objectives (10%); and
▪	expense management objectives (10%).

Mr. Nelson’s business objectives relate to the following:
▪	gross margin and gross profit objectives (15%);
▪	inventory related objectives (20%);
▪	leasing and facilities management (5%);
▪	information technology (5%); and
▪	central shipping location related objectives (5%).

Each of the above Named Executive Officer’s respective business objectives reflect our focus on continued growth and improvement in execution over our past performance.  In each case, the objectives represent stretch goals that each executive may or may not be able to achieve.

In setting annual cash incentive measures, significant weight is given to our overall performance as measured by diluted earnings per share (EPS).  We believe that EPS is the best annual bonus measure because it is the best short-term shareholder value indicator, it is performance-based and it is an effective annual measurement. We also set individual measures that give the greatest impact and correlation to overall performance based on the respective executive’s duties, as each executive’s role and responsibility toward achieving our performance and increased value differs.

In 2009, we did not attain the diluted earnings per share threshold.  However, the maximum level for operational cash flow and certain specific business objectives for each Named Executive Officer were achieved.  In addition, the Committee applied its discretion for three of our executive officers and awarded up to 6.6% of base salary for achievement of business objectives above the objectively calculated bonus levels for the 2009 annual bonus plan.  In exercising its discretion, the Committee took into account achievement of the individual’s subjective performance criteria, our relative performance in an extremely difficult market and each executive’s individual contribution to that performance, and the level of incentives earned by Company personnel overall.  The Committee believes this discretionary aspect enables a more comprehensive performance review without relying solely on a formula-based approach.

Specifically, Mr. Perez de la Mesa received an annual bonus of $150,000, approximately 36.6% of his base salary.  Mr. Perez de la Mesa’s annual bonus was calculated based upon achievement of the operational cash flow measure (30%) and a discretionary award for satisfactory completion of organization planning and development and strategic plan development business objectives (6.6%).

Mr. Joslin received an annual bonus of $105,750, 45% of his base salary.  Mr. Joslin’s annual bonus was calculated based upon achievement of the operational cash flow measure (10%) and his satisfactory completion of treasury management (20%), credit and collections (10%) and cost reduction objectives (5%).

Mr. Cook’s annual bonus of $52,000, 20% of his base salary, was calculated based upon his satisfactory completion of gross margin, division profitability, sales and strategic sourcing objectives (14.5%) and a discretionary award (5.5%).

Mr. St. Romain’s annual bonus of $66,000, 30% of his base salary, was calculated based upon his satisfactory completion of group operating profit, inventory related and expense management objectives (30%).

Mr. Nelson’s annual bonus of $52,675, 24.5% of his base salary, was calculated based upon his satisfactory completion of gross margin and gross profit, inventory related, and leasing and facilities management objectives (19.5%) and a discretionary award (5%).

Long-Term Non-Equity Incentive
(Summary Compensation Table, Column 4)
(Grants of Plan-Based Awards, Columns 3-4)

In 2008, the Committee adopted the SPIP to provide senior management with an additional incentive to be earned upon the achievement of specified earnings objectives related to the strategic plan for our growth.  The SPIP is a cash-based, pay-for-performance incentive program that links our long-term financial performance with the total cash compensation paid to senior management. The SPIP serves to complement our annual incentive program and the longer-term value creation incentive provided by stock option or restricted stock awards. Under the terms of the SPIP our Named Executive Officers are eligible to earn an incentive in an amount equal to up to 200% of their base salary based on our diluted earnings per share growth over a multiple year period.

No SPIP incentive was paid in 2010 for the initial performance period, which ended December 31, 2009, as we did not realize EPS growth at a compounded annual growth rate (CAGR) of at least 10% from 2007 to 2009.  A CAGR of EPS over 10% to 20% of the baseline of $1.37 would have resulted in a pro rata increase in the incentive based on the following criteria: 10% EPS growth rate would have resulted in an incentive to a Named Executive Officer equal to 50% of his base salary; 15% EPS growth rate would have resulted in an incentive to a Named Executive Officer equal to 100% of his base salary; and a 20% EPS growth rate would have resulted in an incentive to a Named Executive Officer equal to 200% of his base salary.

For payouts in 2011 and thereafter, the incentive is based on our three year EPS growth.  Thus, for 2011, the incentive is based on our EPS growth from 2007 to 2010 and for 2012, the incentive is based on our EPS growth from 2008 to 2011.  By way of example, the following tables present the incentive award, expressed as a percentage of a Named Executive Officer’s salary, to be earned in the 2011 performance period assuming baseline EPS of $1.37:

CAGR	Ending EPS	Salary %	CAGR	Ending EPS	Salary %
10%	1.83	50%	16%	2.14	120%
11%	1.88	60%	17%	2.20	140%
12%	1.93	70%	18%	2.25	160%
13%	1.98	80%	19%	2.31	180%
14%	2.03	90%	20%	2.37	200%
15%	2.09	100%

As discussed above, we target our total compensation “at market” as compared to our peer group.  While we have not established specific target percentages of total compensation that will consist of short-term and long-term compensation, we do take into consideration the individual components in relation to the total opportunity we seek to provide.  We balance short-term and long-term compensation so that superior performance will result in additional annual compensation through our Annual Cash Incentive and additional long-term compensation consisting of the increased value of our equity grants and up to an additional 200% of salary through our SPIP.  Our goal is for the portion of compensation that is at risk (both long-term and short-term) to constitute a substantial and meaningful portion of total compensation and for sustained long-term growth to result in the greatest compensation opportunities. While the results of the initial three-year SPIP performance periods cannot be fully evaluated until the Company’s final results for 2010 and 2011 are known, current market conditions suggest that it is unlikely that significant payouts will be realized under the SPIP in these performance periods.

Long-Term Equity Incentive
(Summary Compensation Table, Columns 5-6)
(Grants of Plan-Based Awards, Columns 5-8)
(Outstanding Equity Awards at Fiscal Year-End)

Our approach to long-term incentives in 2009 consisted of equity-based incentives in the form of stock options, which provide reward only upon improvement in our stock price, and restricted shares, which rewards exceptional performance by providing an opportunity for immediate ownership of our common stock while also providing retention value through the imposition of vesting conditions.  Additionally, we closely align employee interests with the longer-term shareholders’ interests by encouraging equity participation in the Company.  All management-level employees are eligible to receive equity-based incentives.  Each respective employee’s responsibility and performance and relevant market data determined the individual option grant levels in 2009.

We believe that long-term equity incentives in the form of stock options align executive performance with shareholder interest because employees have a vested interest in our stock performance and the value only appreciates from stock price improvement after the grant date.  Similarly, we believe that restricted shares reward performance because the value of the shares is also linked to our Company’s long-term performance.  Restricted shares convey all the rights of a shareholder, including the right to vote and receive dividends, but recipients may not sell or transfer the shares during the vesting period.  Restricted stock awards generally vest after five years of continued service to the Company, which we believe provides a strong, long-term performance and retention incentive for executives. The Committee believes that in the volatile economy that has been experienced in recent years and which may persist through 2010 and perhaps beyond, restricted shares can play an important retentive and motivational role that stock options alone cannot.

Equity compensation encourages our executives to have an owner’s perspective in managing our Company. We encourage executive stock ownership and in March 2009, our Board adopted share ownership guidelines for our Named Executive Officers and Directors, which after five years of adoption or appointment, generally require that our Chief Executive Officer hold shares of common stock or stock equivalents of five times his base salary, our vice presidents hold shares of common stock or stock equivalents of two times their base salary and our directors hold shares of common stock or stock equivalents of three times their respective cash retainer.

We have reviewed other long-term equity compensation forms.  Considering the impact from alignment with shareholder interests, accounting costs, perceived value and cash cost, we believe that long-term equity incentive based compensation, primarily in the form of stock options and restricted shares, is the best alternative.  We use the following stock option vesting schedules to encourage employee equity holding and employment retention:

Length of Service to the Company	Option Vesting Schedule
Less than five years	100% vest five years after the grant date
More than five years	50% vest three years after the grant date 50% vest five years after the grant date

Currently, we grant equity awards at the year’s first Committee meeting, which is normally held in February.  This annual basis aligns with the annual performance-review and compensation-adjustment cycle.  Stock options are granted at an exercise price equal to our stock’s closing price on the grant date.  The Committee may also grant equity awards to employees hired during the year.  In February 2009, we deferred all equity grants until May 2009, pending stockholder approval of the 2007 LTIP Amendment.

As an employee’s responsibility increases, equity grants become a greater percentage of his or her total compensation, equating to more at-risk compensation for higher-level employees.  Equity grants are a key element to our total compensation packages.  In 2009, the Committee allowed each of the Named Executive Officers to elect to receive up to 50% of their equity grant in the form of restricted shares as opposed to stock options.  Messrs. Perez de la Mesa and St. Romain each elected to receive their entire grant in the form of stock options.  Mr. Cook elected to receive 50% of his equity grant in the form of restricted shares and 50% in the form of stock options.  Messrs. Joslin and Nelson each elected to receive 25% of their respective equity award in the form of restricted shares and the remainder in the form of stock options.  In determining the above awards, a ratio of 2.5 stock options to 1.0 restricted share was used.  Thus, for example, if Mr. St. Romain was entitled to receive 60,000 stock options, he could alternatively have elected to receive a combination of the two forms of equity, such as 50% stock options and 50% restricted shares, which would have resulted in an award of 30,000 stock options and 12,000 restricted shares.

Savings Plans
(Summary Compensation Table, Column 7)
(All Other Compensation Table, Column 4)
(Nonqualified Deferred Compensation)

The Pool Corporation 401(k) Plan (the 401(k) Plan) permits eligible employees to defer up to the Internal Revenue Code limit.  For 2009, the limit was $16,500 or $22,000 for participants who attained the age of 50 during the plan year.  We contribute a 100% match on the first 3% of compensation deferred, a 50% match on deferrals between 3% and 5% and no match on deferrals over 5%.

The PoolCorp Nonqualified Deferred Compensation Plan (the Deferred Compensation Plan), which allows certain employees who occupy key management positions (including all of the Named Executive Officers) to defer eligible cash compensation, allows participants to receive matching contributions on the same percentage of eligible compensation as offered under the 401(k) Plan.  Our total Company matching contributions given to a participant under the 401(k) Plan and the Deferred Compensation Plan during any one year may not exceed 4% of a participant’s eligible cash compensation.

Perquisites
(Summary Compensation Table, Column 7)
(All Other Compensation Table)

Our philosophy is that perquisites should be limited.  In line with our philosophy, our executives are offered few benefits that are not otherwise available to all of our employees.  We provide certain employees, including the Named Executive Officers, with their choice of either a Company vehicle (including maintenance, insurance and fuel) or an auto allowance. We allow these employees to use their vehicles for personal and business reasons.  At the end of a lease term, officers may choose to purchase their Company vehicle at book value.  Additionally, we waive medical and dental monthly premiums for officers, including each of the Named Executive Officers.

Post-Employment Matters

Under Mr. Perez de la Mesa’s employment agreement, if the Company terminates his employment other than for cause, he will receive his base salary for a period of six months.  The agreement also provides that Mr. Perez de la Mesa may not compete with the Company for two years following the termination of his employment.  The other Named Executive Officers have also signed employment agreements, which entitle them to receive their respective base salary for a period of three months if terminated for reasons other than cause, and which prevent them from competing with the Company for one year following such termination.  The Committee believes these provisions are necessary to recruit highly talented executives and are conservative considering current market conditions and competing businesses.  Further, the Committee believes that these payment levels are below the general practice among comparable companies.

We do not provide any defined benefit pension arrangements nor do we provide any other compensation arrangements to our Named Executive Officers other than those discussed above or otherwise available to all Company employees.

Certain Tax Considerations

Under Section 162(m) of the Internal Revenue Code (Section 162(m)), public companies may generally not take a tax deduction for compensation in excess of $1 million paid to a company’s chief executive officer or any of the four other most highly compensated officers.  Our policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible without limiting our ability to attract and retain qualified executives.  We have not adopted a policy that all compensation must be deductible.

If compensation qualifies as “performance-based” under Section 162(m), it does not count against the $1 million deduction limit.  Management believes the stock option awards under our 1998 Plan, 2002 LTIP and 2007 LTIP presently meet the performance-based compensation requirements under Section 162(m).  We expect that 2009 compensation paid to executive officers will be fully deductible.

Summary

After review of all existing programs, consideration of current market and competitive conditions, and alignment with our overall compensation objectives and philosophy, we believe that the total compensation program for our executives is appropriately focused on increasing value for shareholders and enhancing corporate performance. We believe that a significant part of executive pay is properly tied to stock appreciation or shareholder value through stock options, restricted stock grants and incentive performance measures. We further believe that our executive compensation levels, while currently below market and anticipated to remain below market through 2011, have the potential to be competitive with the compensation programs offered by other corporations with which we compete for executive talent.

EXECUTIVE COMPENSATION

The Summary Compensation Table below summarizes the total compensation of our Named Executive Officers in 2009.  Based on the totals of the amounts included in the Summary Compensation Table for 2009, base salary accounted for approximately 31% of the total compensation for the Named Executive Officers while our cash bonus (non-equity incentive plan compensation) accounted for approximately 10% of the total compensation for the Named Executive Officers.  The cash bonus compensation accounted for a small percentage of total compensation because there was no payout under the SPIP and the Company’s diluted earnings per share threshold under the annual bonus program was not achieved.  As discussed in our “Compensation Philosophy” above, our Named Executive Officers have a larger proportion of their total compensation opportunity delivered through pay-for-performance cash incentives and long-term equity.  For example, our Chief Executive Officer, Mr. Perez de la Mesa, had the largest proportion of total compensation delivered through long-term equity compensation.

Changes in our Named Executive Officers’ base salaries from year to year reflect general changes in market pay for executive talent as described under “Base Salary” above, changes in responsibility for individual Named Executive Officers from time to time and, to a lesser extent, the individual’s job performance over time.  Additionally, as base pay levels for all Named Executive Officers have been deemed to be substantially below market historically based on market pay studies, some of the increases in base pay are to adjust towards market over time.  We do not generally provide our Named Executive Officers with automatic annual salary increases or other cost of living adjustments.  Due to global economic conditions and resulting industry challenges, in 2009 we froze salaries at 2008 levels for executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Non-Equity IncentivePlan Compensation(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
Manuel J. Perez de la Mesa	2009	410,000	150,000	-	980,000	55,816	1,595,816
President and Chief Executive Officer	2008	410,000	85,000	-	796,992	41,941	1,333,933
	2007	390,000	117,000	-	767,844	61,040	1,335,884
Mark W. Joslin	2009	235,000	105,750	95,888	252,330	47,294	736,262
Chief Financial Officer and Vice President	2008	235,000	58,750	-	289,588	33,918	617,256
	2007	225,000	67,500	189,250	215,412	36,451	733,613
A. David Cook	2009	260,000	52,000	221,280	183,750	46,529	763,559
Group Vice President	2008	260,000	104,000	-	318,797	44,224	727,021
	2007	240,000	72,000	227,100	230,353	31,628	801,081
Kenneth G. St. Romain	2009	220,000	66,000	-	367,500	32,967	686,467
Group Vice President	2008	220,000	55,000	-	265,664	36,524	577,188
	2007	200,000	80,000	94,625	95,981	33,937	504,543
Stephen C. Nelson	2009	215,000	52,675	77,448	192,938	31,380	569,441
Vice President	2008	215,000	75,250	-	199,248	30,939	520,437
	2007	200,000	60,000	141,938	143,971	29,501	575,410

1.
Consists of amounts earned under our annual bonus program.  There were no payouts under the 2006 SPIP, our previous long-term non-equity incentive plan, for the 2007, 2008 and 2009 performance periods.  There were also no payouts under the 2008 SPIP for the 2010 performance period, which commenced January 1, 2008 and ended December 31, 2009.

For 2009, there was no payout under our annual bonus program for achievement of the specific diluted earnings per share measure as the Company did not achieve the threshold performance levels. However, with respect to Mr. Perez de la Mesa and Mr. Joslin, the Company did achieve the operational cash flow measure.  The total payouts under the annual bonus ranged from 20% to 45% of each Named Executive Officer’s base salary and consisted of a calculated award of approximately 14.5% to 45% of base salary for the achievement of specific individual business objectives and in the case of Messrs. Perez de la Mesa, Cook and Nelson, a discretionary award of approximately 6.6%, 5.5% and 5.0%, respectively, of base salary above the calculated bonus levels.  In exercising its discretion, the Committee took into account our relative performance in an extremely difficult market and the executive’s individual contribution to that performance.

2.
Amounts shown do not reflect compensation actually received by the officers.  Instead, these amounts reflect the total grant date fair value for the stock awards determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 718, Compensation–Stock Compensation.

3.
Amounts shown do not reflect compensation actually received by the officers.  Instead, these amounts reflect the total grant date fair value for option awards determined in accordance with ASC 718.  Assumptions used in the calculation of the estimated fair value of option awards granted in 2007, 2008 and 2009 are included in footnote 7 to the Company’s audited financial statements included in Item 8 of the Company’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on March 4, 2010.

4.	For detail of the components of this category, see the All Other Compensation Table below.

ALL OTHER COMPENSATION TABLE

  The following table describes the components of the All Other Compensation column of the Summary Compensation Table.

Name	Year	Company Paid Insurance Premiums ($)	Company Contributions to Defined Contribution Plans ($)	Vehicle Lease, Maintenance and Insurance Expense or Automobile Allowance for a Vehicle Used for Both Business and Personal Purposes (1) ($)
Manuel J. Perez de la Mesa	2009	4,899	17,421	33,496
	2008	4,289	17,869	19,783
	2007	3,327	25,061	32,652
Mark W. Joslin	2009	4,708	11,750	30,836
	2008	4,126	12,098	17,694
	2007	3,218	14,124	19,109
A. David Cook	2009	4,959	14,560	27,010
	2008	4,334	9,200	30,690
	2007	3,357	9,000	19,271
Kenneth G. St. Romain	2009	4,478	10,873	17,616
	2008	3,950	11,320	21,254
	2007	1,958	11,309	20,670
Stephen C. Nelson	2009	4,076	9,800	17,504
	2008	3,528	10,854	16,557
	2007	2,716	12,385	14,400

1.
Mr. Perez de la Mesa’s 2009 total includes $15,916 in other compensation related to the purchase of his company vehicle and his 2007 total includes $17,622 in other compensation related to his purchase of a vehicle previously owned by the Company.  Mr. Joslin’s 2009 compensation also includes $13,500 in other compensation related to the purchase of his Company vehicle.

The Grants of Plan-Based Awards Table below summarizes the non-equity incentive plan and equity incentive plan awards to our Named Executive Officers in 2009.  Based on the total grant date fair value of equity-based awards granted in 2009, the stock options awarded to our Chief Executive Officer, Mr. Perez de la Mesa, were an average of 2.9 times the total fair value of the equity-based awards for our other Named Executive Officers in recognition of his substantially greater responsibilities.  Mr. Perez de la Mesa’s duties and responsibilities encompass all aspects of our management and operations and are greater in scope and collectively more significant in nature than those of our other Named Executive Officers.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Target* ($)		Max ($)
Manuel J. Perez de la Mesa	5/5/2009	(1)	N/A		N/A	N/A		160,000	(6)	18.44	980,000
	2/23/2009	(2)	150,000		820,000	N/A		N/A		N/A	N/A
	2/23/2009	(3)	-	(4)	820,000	N/A		N/A		N/A	N/A
Mark W. Joslin	5/5/2009	(1)	N/A		N/A	N/A		39,000	(7)	18.44	252,330
	5/5/2009	(1)	N/A		N/A	5,200	(5)	N/A		N/A	95,888
	2/23/2009	(2)	105,750		352,500	N/A		N/A		N/A	N/A
	2/23/2009	(3)	-	(4)	470,000	N/A		N/A		N/A	N/A
A. David Cook	5/5/2009	(1)	N/A		N/A	N/A		30,000	(6)	18.44	183,750
	5/5/2009	(1)	N/A		N/A	12,000	(5)	N/A		N/A	221,280
	2/23/2009	(2)	52,000		390,000	N/A		N/A		N/A	N/A
	2/23/2009	(3)	-	(4)	520,000	N/A		N/A		N/A	N/A
Kenneth G. St. Romain	5/5/2009	(1)	N/A		N/A	-		60,000	(6)	18.44	367,500
	2/23/2009	(2)	66,000		330,000	N/A		N/A		N/A	N/A
	2/23/2009	(3)	-	(4)	440,000	N/A		N/A		N/A	N/A
Stephen C. Nelson	5/5/2009	(1)	N/A		N/A	N/A		31,500	(6)	18.44	192,938
	5/5/2009	(1)	N/A		N/A	4,200	(5)	N/A		N/A	77,448
	2/23/2009	(2)	52,675		322,500	N/A		N/A		N/A	N/A
	2/23/2009	(3)	-	(4)	430,000	N/A		N/A		N/A	N/A

*	No target payout amounts are established for our annual bonus program or our SPIP. The amounts reflected in this column reflect actual payout amounts for 2009 performance.

1.	Granted under our 2007 LTIP.

2.
Annual Bonus Program. See Compensation, Discussion and Analysis, “Annual Cash Incentive”.  The target annual bonus payout amounts included in this table are representative only and reflect the actual annual incentive payout amounts for 2009 performance, which are also disclosed in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.  The maximum annual bonus payout amounts included in this table reflect 200% of the 2009 base salary amount for Mr. Perez de la Mesa and 150% of the 2009 base salary amounts for each of the other Named Executive Officers.

3.
Reflects grants under our SPIP for the 2012 performance period that commenced January 1, 2009 and will end December 31, 2011.  The Company’s actual 2008 diluted earnings per share, which is subject to adjustments described in the SPIP, serves as the baseline for these performance periods.  The maximum SPIP payouts reflected for the 2012 performance period are based upon the 2009 base salaries.

4.
The target SPIP payout amounts of zero for the 2012 performance period is reported as a representative amount based on the actual payout amounts for the performance period that ended December 31, 2009 under our 2008 SPIP.

5.
These restricted awards have a five year cliff vest, but they would fully vest upon a change in control.  The awards convey all of the rights of a shareholder, including the right to vote and receive dividends, but may not be sold or transferred during the vesting period.

6.	These options vest 50% after three years and 50% after five years, but they would fully vest upon a change in control.

7.	These options vest after five years, but they would fully vest upon a change in control.

The following table summarizes the outstanding equity awards for each Named Executive Officer as of December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units that Have Not Vested ($)
Manuel J. Perez de la Mesa	02/16/2000	153,125	-		4.84	02/16/2010	N/A		N/A
	02/21/2001	253,125	-		9.83	02/21/2011	N/A		N/A
	02/13/2002	90,000	-		12.96	02/13/2012	N/A		N/A
	02/11/2003	90,000	-		11.98	02/11/2013	N/A		N/A
	02/09/2004	75,000	-		21.67	02/09/2014	N/A		N/A
	02/14/2005	30,000	30,000	(1)	31.51	02/14/2015	N/A		N/A
	02/08/2006	30,000	30,000	(2)	38.79	02/08/2016	N/A		N/A
	05/08/2007	-	60,000	(3)	37.85	05/08/2017	N/A		N/A
	02/26/2008	-	120,000	(4)	20.34	02/26/2018	N/A		N/A
	05/05/2009	-	160,000	(5)	18.44	05/05/2019	N/A		N/A
Mark W. Joslin	08/09/2004	22,500	-		26.65	08/09/2014	N/A		N/A
	02/14/2005	-	22,500	(1)	31.51	02/14/2015	N/A		N/A
	02/08/2006	-	20,000	(2)	38.79	02/08/2016	N/A		N/A
	05/08/2007	-	15,000	(6)	37.85	05/08/2017	5,000	(10)	95,400	(12)
	02/26/2008	-	40,000	(7)	20.34	02/26/2018	N/A		N/A
	05/05/2009	-	39,000	(8)	18.44	05/05/2019	5,200	(11)	99,216	(12)

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Sh)		Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units that Have Not Vested ($)
A. David Cook	02/21/2001	40,500	-		9.83		02/21/2011	N/A		N/A
	02/13/2002	33,750	-		12.96		02/13/2012	N/A		N/A
	02/11/2003	33,750	-		11.98		02/11/2013	N/A		N/A
	02/09/2004	15,000	-		21.67		02/09/2014	N/A		N/A
	02/14/2005	9,000	9,000	(1)	31.51		02/14/2015	N/A		N/A
	02/08/2006	9,000	9,000	(2)	38.79		02/08/2016	N/A		N/A
	05/08/2007	-	18,000	(3)	37.85		05/08/2017	6,000	(10)	114,480	(12)
	02/26/2008	-	48,000	(4)	20.34		02/26/2018	N/A		N/A
	05/05/2009	-	30,000	(5)	18.44		05/05/2019	12,000	(11)	228,960	(12)
Kenneth G. St. Romain	02/16/2000	15,188	-		4.84		02/16/2010	N/A		N/A
	02/21/2001	12,150	-		9.83		02/21/2011	N/A		N/A
	02/21/2001	3,038	-		0.00	(9)	02/21/2011	N/A		N/A
	02/13/2002	13,500	-		12.96		02/13/2012	N/A		N/A
	02/11/2003	13,500	-		11.98		02/11/2013	N/A		N/A
	02/09/2004	6,000	-		21.67		02/09/2014	N/A		N/A
	02/14/2005	3,750	3,750	(1)	31.51		02/14/2015	N/A		N/A
	02/08/2006	4,500	4,500	(2)	38.79		02/08/2016	N/A		N/A
	05/08/2007	-	7,500	(3)	37.85		05/08/2017	2,500	(10)	47,700	(12)
	02/26/2008	-	40,000	(4)	20.34		02/26/2018	N/A		N/A
	05/05/2009	-	60,000	(5)	18.44		05/05/2019	N/A		N/A
Stephen C. Nelson	02/21/2001	16,200	-		9.83		02/21/2011	N/A		N/A
	02/21/2001	4,050	-		0.00	(9)	02/21/2011	N/A		N/A
	02/13/2002	13,500	-		12.96		02/13/2012	N/A		N/A
	02/11/2003	13,500	-		11.98		02/11/2013	N/A		N/A
	02/09/2004	6,000	-		21.67		02/09/2014	N/A		N/A
	02/14/2005	4,500	4,500	(1)	31.51		02/14/2015	N/A		N/A
	02/08/2006	6,000	6,000	(2)	38.79		02/08/2016	N/A		N/A
	05/08/2007	-	11,250	(3)	37.85		05/08/2017	3,750	(10)	71,550	(12)
	02/26/2008	-	30,000	(4)	20.34		02/26/2018	N/A		N/A
	05/05/2009	-	31,500	(5)	18.44		05/05/2019	4,200	(11)	80,136	(12)

1.	These options vested 100% on February 14, 2010.

2.	These options will vest 100% on February 8, 2011.

3.	These options will vest 50% on May 8, 2010 and 50% on May 8, 2012.

4.	These options will vest 50% on February 26, 2011 and 50% on February 26, 2013.

5.	These options will vest 50% on May 5, 2012 and 50% on May 5, 2014.

6.	These options will vest 100% on May 8, 2012.

7.	These options will vest 100% on February 26, 2013.

8.	These options will vest 100% on May 5, 2014.

9.	The original grant date exercise price was $0.01 for these penny option awards. The $0.00 exercise price reflects the impact of stock splits and rounding.

10.	These shares will vest 100% on May 8, 2012.

11.	These shares will vest 100% on May 5, 2014.

12.	Based upon market value at end of fiscal year of $19.08 per share.

The Option Exercises and Stock Vested Table below summarizes the number of shares acquired and the dollar amounts realized by Named Executive Officers in 2009 on the exercise of stock options and on the vesting of restricted stock.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($)
Manuel J. Perez de la Mesa	100,000	1,973,000	N/A	N/A
Mark W. Joslin	N/A	N/A	N/A	N/A
A. David Cook	N/A	N/A	7,500	126,975
Kenneth G. St. Romain	12,656	299,922	3,000	50,790
Stephen C. Nelson	22,781	436,876	3,000	50,790

NONQUALIFIED DEFERRED COMPENSATION

Under our Deferred Compensation Plan, certain executives, including our Named Executive Officers, may elect to defer all or a portion of their base salary and annual non-equity incentive compensation.  Participants choose to invest their deferrals in one or more specified investment funds.  Participants may change their fund selection at any time, subject to certain limitations.  The table below shows the funds available and their annual rate of return for the calendar year ended December 31, 2009 as reported by T. Rowe Price.  Earnings are determined by the results of the individual investments.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Artisan International Fund	39.77%	TRP Retirement Income Fund	22.07%
First American Mid Cap Value	28.92%	TRP Retirement 2005 Fund	24.55%
Keeley Small Cap Value Fund	21.67%	TRP Retirement 2010 Fund	27.95%
MSIF U.S. Real Estate Fund, P	29.31%	TRP Retirement 2015 Fund	31.35%
TRP Equity Income Fund	25.62%	TRP Retirement 2020 Fund	34.19%
TRP Growth Stock Fund	43.25%	TRP Retirement 2025 Fund	36.29%
TRP Mid-Cap Growth Fund	45.44%	TRP Retirement 2030 Fund	37.99%
TRP New Income Fund	12.33%	TRP Retirement 2035 Fund	39.04%
TRP Prime Reserve Fund	0.19%	TRP Retirement 2040 Fund	39.07%
TRP Equity Index 500	26.33%	TRP Retirement 2045 Fund	39.10%
TRP Small Cap Stock Fund	38.46%	TRP Value Fund	37.15%

Benefits under our Deferred Compensation Plan will be paid to our Named Executive Officers as each executive elects, but no earlier than one full year after the end of the plan year for which compensation is deferred or six months after termination of employment.  However, upon a showing of financial hardship and certain other requirements, a Named Executive Officer may be allowed to access funds in his deferred compensation account earlier than the beginning of the year following the executive’s retirement or termination.  In the event of a change in control, all vested accrued benefits will automatically be accelerated and payable in full.  The time and schedule of payments may also be accelerated if the participant becomes disabled, to fulfill a qualified domestic relations order, if the amount is less than $10,000 or to pay employment taxes.  Benefits can be received either as a lump sum payment or installments.

The following table summarizes the nonqualified deferred compensation earned by our Named Executive Officers in 2009.  All amounts relate to our Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY(1) ($)	Aggregate Gains in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Manuel J. Perez de la Mesa	13,800	7,621	45,831	-	189,962	(2)
Mark W. Joslin	11,750	1,950	46,634	-	263,431	(3)
A. David Cook	13,000	4,760	14,915	-	62,634
Kenneth G. St. Romain	8,800	1,073	9,965	-	42,560	(4)
Stephen C. Nelson	-	-	35,643	-	145,767	(5)

1.	These amounts are included in the Summary Compensation Table (All Other Compensation).

2.	Includes Company contributions of $8,669 for 2008 and $16,061 for 2007 disclosed in the Summary Compensation Table (All Other Compensation).

3.	Includes Company contributions of $2,898 for 2008 and $5,124 for 2007 disclosed in the Summary Compensation Table (All Other Compensation).

4.	Includes Company contributions of $2,120 for 2008 and $2,309 in 2007 disclosed in the Summary Compensation Table (All Other Compensation).

5.	Includes Company contributions of $1,654 for 2008 and $3,385 for 2007 disclosed in the Summary Compensation Table (All Other Compensation).

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

Stock options granted to Named Executive Officers, subject to certain limitations,

▪	immediately vest and become fully exercisable upon a change of control, death or disability;
▪
remain exercisable and continue to vest in accordance with their original schedule upon retirement (which is defined as attainment of the age of 55 years or more and continuous service to us for a period of at least ten years);

▪	are immediately forfeited, whether or not then exercisable, upon termination for cause; and
▪	remain exercisable and, subject to the Compensation Committee’s discretion, continue to vest in accordance with their original schedule upon termination without cause.

Shares of restricted stock granted to executive officers, subject to certain limitations,

▪	fully vest upon a change of control, death or disability;
▪	continue to vest in accordance with the original vesting schedule upon retirement; and
▪	are immediately forfeited upon termination, whether voluntary or involuntary, or subject to the Compensation Committee’s discretion, continue to vest in accordance with the original vesting schedule.

Assuming a change of control occurred on December 31, 2009, the following table sets forth the value of all unvested stock options and shares of restricted stock held by the Named Executive Officers at December 31, 2009, that would immediately vest upon a change in control.

Name	No. of Shares Underlying Unvested Awards (#)		Unrealized Value of Unvested Awards ($)
	Option Awards	Stock Awards	Option Awards(1)	Stock Awards(2)	Total Unrealized Value of Unvested Awards
Manuel J. Perez de la Mesa	400,000	-	102,400	-	102,400
Mark W. Joslin	136,500	10,200	24,960	194,616	219,576
A. David Cook	114,000	18,000	19,200	343,440	362,640
Kenneth G. St. Romain	115,750	2,500	38,400	47,700	86,100
Stephen C. Nelson	83,250	7,950	20,160	151,686	171,846

1.
We calculated by multiplying the number of unvested in-the-money stock options by the closing price of our Common Stock as of December 31, 2009 and then deducting the aggregate exercise price for these options.

2.	We calculated by multiplying the number of shares of unvested restricted stock by the closing price of our Common Stock as of December 31, 2009.

Upon termination other than for cause, Mr. Perez de la Mesa is entitled to receive his base salary for a period of six months after termination and the other executive officers are entitled to receive their respective base salaries for a period of three months.  The table below presents the amounts we would pay to each Named Executive Officer upon termination without cause as of December 31, 2009.

Name	Maximum cash payout upon termination without cause ($)
Manuel J. Perez de la Mesa	205,000
Mark W. Joslin	58,750
A. David Cook	65,000
Kenneth G. St. Romain	55,000
Stephen C. Nelson	53,750

Executive officers are not entitled to any additional compensation, perquisites or other personal benefits upon a change in control, retirement or termination, except for future payments under our 401(k) Plan and Deferred Compensation Plan.

DIRECTOR COMPENSATION

The table below summarizes the compensation we paid to our non-employee directors and our Chairman during the year ended December 31, 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(4) ($)		Option Awards (3)(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Andrew W. Code	10,625	162,512	(2)	-	-	-	173,137
James J. Gaffney	60,000	120,008		-	-	-	180,008
George T. Haymaker, Jr.	55,625	120,008		-	-	-	175,633
Harlan F. Seymour	67,500	120,008		-	-	-	187,508
Robert C. Sledd	52,500	-		120,000	-	-	172,500
John E. Stokely	87,500	120,008		-	-	-	207,508
Wilson B. Sexton(5)	90,000	169,408		-	-	7,937	267,345

1.	Amounts shown do not reflect compensation actually received by the directors. Instead, these amounts reflect the total grant date fair value of the stock awards determined under ASC 718.

2.
Upon re-election to the Board in May 2009, Mr. Code opted to receive an equity grant in lieu of cash compensation (see discussion below related to the February 2009 amendment to the director cash compensation structure).  Thus, his stock award compensation includes $42,504 for a May 2009 grant related to his second quarter 2009 through first quarter 2010 Board fees.

3.
Amounts shown do not reflect compensation actually received by the director.  Instead, these amounts reflect the total grant date fair value of the option awards determined under ASC 718.  Assumptions used in the calculation of the grant date fair value for the option awards granted in 2009 included the following:

Expected term (in years)	8.0
Volatility	36.1%
Expected dividend yield	2.0%
Risk free rate	3.34%

4.	As of December 31, 2009, options outstanding, options exercisable and stock awards outstanding for each director included the following:

Director	Options Outstanding	Options Exercisable	Stock Awards Outstanding
Mr. Code	28,285	28,285	8,813
Mr. Gaffney	38,875	38,875	6,508
Mr. Haymaker	29,750	29,750	6,508
Mr. Seymour	62,993	62,993	6,508
Mr. Sledd	165,824	147,779	-
Mr. Stokely	110,806	110,806	6,508
Mr. Sexton	122,679	122,679	9,187

5.
In 2009, our Chairman, Mr. Sexton, who is employed by us primarily in the area of investor relations, received $90,000 in cash compensation and an award of 9,187 shares of restricted stock for both his service as Chairman and for his work in investor relations. Mr. Sexton participates in our 401(k) Plan, Deferred Compensation Plan and medical, dental and long-term disability programs on the same basis as our officers.

The many responsibilities and risks of serving as a director of a public company require that we provide adequate incentives in order to attract and retain qualified and productive directors.  Our directors play an important role in guiding our strategic direction and overseeing our management.  In 2007, the Board conducted a review of its non-employee director and Chairman compensation.  The Compensation Committee retained the compensation consulting firm of Lyons, Benenson & Company, Inc. to assist with its review.  Upon conclusion of its review and analysis, the Board adopted the following cash compensation structure immediately following the annual shareholder meeting in May 2007:

▪	Lead independent director annual retainer - $60,000
▪	Non-employee director annual retainer - $35,000
▪	Audit Committee chairman - $20,000
▪	Audit Committee membership - $10,000
▪	Compensation Committee chairman - $15,000
▪	Compensation Committee membership - $7,500
▪	Nominating and Corporate Governance Committee chairman - $15,000
▪	Nominating and Corporate Governance Committee membership - $7,500
▪	Strategic Planning Committee chairman - $15,000
▪	Strategic Planning Committee membership - $7,500

In February 2009, the Board amended this cash compensation structure to permit directors, at their option, to receive equity grants in lieu of cash compensation.  We reimburse our directors for reasonable out-of-pocket expenses they incur to attend Board and committee meetings and director education programs.

In 2009, each non-employee director also had the option to receive either (i) 18,045 stock options with an exercise price equal to 100% of the fair market value of the Common Stock at the date of grant; or (ii) 6,508 shares of restricted stock based on a fair market value on the date of grant of $120,000.  Except under certain limited circumstances, the options and restricted stock vest no earlier than one year after the grant date.  Each option granted is exercisable for up to ten years after the grant date.  Assuming an equity value of $120,000, total non-employee Board annual compensation is $1,087,500 or an average of $181,250 per non-employee director.

Neither the Compensation Committee Report nor the Audit Committee Report set forth below shall be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and neither shall be deemed filed under such acts.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS OF POOL CORPORATION

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Company’s Compensation Discussion and Analysis set forth above and based on that review and discussion has recommended to the Board of Directors that such Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K/A and included in this Proxy Statement.

COMPENSATION COMMITTEE
George T. Haymaker, Jr., Chairman
Andrew W. Code
Robert C. Sledd

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF POOL CORPORATION

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls over financial reporting.

In this context, the Audit Committee has met and held discussions with management, the Company’s internal auditors and the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s audited financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee also discussed other matters with the Company’s independent registered public accounting firm that are required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

In addition, the Audit Committee has discussed with the Company’s independent registered public accounting firm the firm’s independence from the Company and management and has received the written disclosures and letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee has discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee has met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee has determined that all non-audit services rendered by the Company’s independent registered public accounting firm during the years ended December 31, 2009 and 2008 did not impair the firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2009, for filing with the SEC.  The Committee has also approved the selection of the Company’s independent registered public accounting firm for the 2010 fiscal year.

AUDIT COMMITTEE
John E. Stokely, Chairman
James J. Gaffney
Harlan F. Seymour
Robert C. Sledd

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our policy for transactions with related persons is included within our written Audit Committee Charter.  Our Audit Committee Charter requires that the Audit Committee review and approve all related person transactions of the type that would be required to be disclosed in this proxy statement and as may otherwise be required by NASDAQ.

In January 2002, we entered into a lease agreement with S&C Development, LLC for additional warehouse space adjacent to our sales center facility in Mandeville, Louisiana. The sole member of S&C Development, LLC is A. David Cook, a Pool executive officer.  The original five year lease term commenced on February 4, 2002, and was set to expire on December 31, 2006. We renewed this lease for an additional seven year lease term.  As of December 31, 2009, we pay rent of $5,289 per month for the 8,600 square foot space.  The lease will expire on December 31, 2013.

In January 2001, we entered into a lease agreement with S&C Development, LLC for a sales center facility in Oklahoma City, Oklahoma. The ten year lease term commenced on November 10, 2001 and will expire on November 30, 2011.  As of December 31, 2009, we pay rent of $13,203 per month for the 25,000 square foot facility.

In March 1997, we entered into a lease agreement with Kenneth St. Romain, a Pool executive officer, for a sales center facility in Baton Rouge, Louisiana.  We extended this lease for a third term of five years, which commenced on March 1, 2007 and will expire February 28, 2012.  As of December 31, 2009, we pay rent of $10,973 per month for the 23,500 square foot facility.

In May 2001, we entered into a lease agreement with Kenneth St. Romain for a sales center facility in Jackson, Mississippi.  The original seven year lease term commenced on November 16, 2001 and was set to expire on November 30, 2008.  We extended this lease for five years and it now expires on November 30, 2013.  As of December 31, 2009, we pay rent of $9,360 per month for the 20,000 square foot facility.

We believe the leases discussed above reflect fair market rates and terms that are as favorable to us as could be obtained with unrelated third parties. The lease renewals described above were approved in advance by the Board and the Audit Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons owning more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership of our Common Stock with the SEC.  Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of these reports furnished, management believes that the directors, executive officers and greater than 10% stockholders complied with these requirements in a timely manner during the fiscal year 2009 with the exception of one late filing for Mr. Sexton reporting a charitable gift.

PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

The Audit Committee has approved the retention of Ernst & Young LLP (E&Y) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010, and recommends the ratification of such retention by the stockholders.  The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required for ratification of the retention of E&Y as the Company’s independent registered public accounting firm. If the stockholders do not ratify the selection of E&Y, the Audit Committee will reconsider the selection.

Representatives of E&Y are expected to be present at the Annual Meeting, with the opportunity to make any statement they desire at that time, and will be available to respond to appropriate questions.  The following table presents fees for professional audit services rendered by E&Y for the audit of the Company’s annual financial statements for the years ended December 31, 2009 and 2008, and fees billed for other services rendered by E&Y.

			2009	2008
Audit Fees	(1)		$713,431	$888,506
Audit Related Fees		(2)	5,000	20,000
Total			$718,431	$908,506

1.
Audit Fees consisted of the audit of the financial statements included in our Annual Report on Form 10-K or Form 10-K/A, as applicable, the audit of our internal control over financial reporting and review of the financial statements included in our Quarterly Reports on Form 10-Q.  The 2008 Audit Fees have been revised to include $1,152 of audit services that were invoiced and paid subsequent to the date of our 2009 Definitive Proxy Statement.

2.	Audit Related Fees included fees for an S-8 filing in 2009 and fees for employee benefit plan audits in 2008.

The Audit Committee preapproves all audit and permissible non-audit services before such services begin.  Mr. Stokely, Audit Committee Chairman, has the delegated authority to preapprove such services and these preapproval decisions are presented to the full Audit Committee at the next scheduled meeting.  During fiscal years 2009 and 2008, the Audit Committee and/or the Audit Committee Chairman preapproved 100% of the services performed by E&Y.  A copy of our Procedure for Preapproval of Services by our Independent Audit Firm is posted on our website at www.poolcorp.com.

The Audit Committee has determined that all non-audit services rendered by E&Y during the years ended December 31, 2009 and 2008 did not impair the firm’s independence.

The Board of Directors unanimously recommends that our stockholders vote FOR the ratification of the retention of E&Y as our independent registered public accounting firm for fiscal year 2010.

STOCKHOLDER PROPOSALS AND BOARD NOMINATIONS

In order to be considered for inclusion in the proxy materials related to our 2011 annual meeting of stockholders, we must receive stockholder proposals no later than November 26, 2010.  If such proposal is timely received and in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders.

Our Bylaws also require that any stockholder who desires to nominate a director or present a proposal before the 2011 annual meeting must notify the Secretary of the Company no earlier than June 29, 2010 and no later than November 26, 2010.

                By Order of the Board of Directors,

                Jennifer M. Neil
                Corporate Secretary

Covington, Louisiana
March 26, 2010

POOL CORPORATION
109 NORTHPARK BLVD
COVINGTON, LA  70433

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

POOL CORPORATION
The Board of Directors recommends that you vote FOR the following:
	Vote on Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors

	Nominees:		☐	☐	☐
	01) Wilson B. Sexton	05) Manuel J. Perez de la Mesa
	02) Andrew W. Code	06) Harlan F. Seymour
	03) James J.Gaffney	07) Robert C. Sledd
	04) George T. Haymaker, Jr.	08) John E. Stokely

Vote on Proposal
	The Board of Directors recommends that you vote FOR the following proposal:					For	Against	Abstain
2.	Ratification of the retention of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year.					☐	☐	☐

3.	To transact such other business as may properly come before the meeting and any adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date

(Please See Reverse Side)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 4, 2010:
The Proxy Statement and Annual Report for the fiscal year ended December 31, 2009 are available at www.poolcorp.com/investors.

POOL CORPORATION
109 NORTHPARK BOULEVARD
COVINGTON, LOUISIANA 70433

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
POOL CORPORATION

The undersigned hereby appoints Jennifer M. Neil and A. David Cook, or either of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of Common Stock of Pool Corporation (the “Company”) held of record by the undersigned on March 12, 2010, at the annual meeting of stockholders to be held at the Residence Inn, 101 Park Place Boulevard, Covington, Louisiana 70433, on May 4, 2010, or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES NAMED ON THE REVERSE SIDE AND FOR PROPOSAL 2.  THE PROXY HOLDERS NAMED ABOVE WILL VOTE AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side